Exhibit 99.1

Mueller Water Products	MWA LISTED NYSE	MWA.B LISTED NYSE

P R E S S R E L E A S E
FOR IMMEDIATE RELEASE December 7, 2007

Investor Contract: Martie Edmunds Zakas

Sr. Vice President - Strategic Planning & Investor Relations

770-206-4237

mzakas@muellerwp.com

Media Contact: Nancy Young

Consultant

770-206-4240

nyoung@muellerwp.com

HART NAMED VICE PRESIDENT AND CONTROLLER

FOR MUELLER WATER PRODUCTS

ATLANTA (Dec. 7) — Mueller Water Products, Inc. (NYSE: MWA.B, MWA) announced that Evan L. Hart has been promoted to vice president and controller. He will report to Michael T. Vollkommer, executive vice president and chief financial officer.

Hart joined Mueller Water Products in September 2006 as vice president of financial planning and analysis. In addition to being responsible for operational analysis and strategic financial support, he has coordinated the overall annual budget plan.

“Evan has done an exceptional job since joining Mueller and has played a crucial role in our development as a public company,” said Vollkommer. “Additionally, his past financial experience in the manufacturing arena has prepared him well for this new position.”

Prior to joining Mueller, Hart had been vice president, controller and treasurer for Unisource Worldwide, Inc. for four years. He had previously been with Georgia-Pacific Corporation for ten years where he served in such roles as division controller, senior manager of financial reporting and internal audit supervisor. Hart began his career with Price Waterhouse in Birmingham, Ala. and Atlanta, Ga. where he served audit clients in the manufacturing and health care industries.

Hart holds a B.S. degree in accounting and economics from Birmingham-Southern College in Birmingham, Ala. and is a Certified Public Accountant.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings which are utilized by municipalities, as well as the commercial and residential construction, oil and gas, HVAC and fire protection industries. With revenues of $1.85 billion, the Company is comprised of three main operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,800 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

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